As filed with the Securities and Exchange Commission on November 13, 2000

                                           REGISTRATION NO. 333- _______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        ---------------------------------

                         TELECORP-TRITEL HOLDING COMPANY
             (Exact name of Registrant as specified in its charter)


            DELAWARE                                         54-1988007
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification No.)


                          1010 N. GLEBE ROAD, SUITE 800
                            ARLINGTON, VIRGINIA 22201
                                 (703) 236-1100
                    (Address of Principal Executive Offices)

      TELECORP PCS, INC. 2000 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN
              TELECORP PCS, INC. 1999 STOCK OPTION PLAN, AS AMENDED
            TELECORP PCS, INC. 1998 RESTRICTED STOCK PLAN, AS AMENDED
            AMENDED AND RESTATED TRITEL, INC. 1999 STOCK OPTION PLAN
 AMENDED AND RESTATED TRITEL, INC. STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                           (Full titles of the plans)


                               THOMAS H. SULLIVAN
               EXECUTIVE VICE PRESIDENT - CHIEF FINANCIAL OFFICER
                               TELECORP PCS, INC.
                          1010 N. GLEBE ROAD, SUITE 800
                            ARLINGTON, VIRGINIA 22201
                                 (703) 236-1100


    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ---------------------------------


                                 CALCULATION OF REGISTRATION FEE

============================== ================== ========================== ====================== ======================
                                                           Proposed                 Proposed
          Title of                Amount to be              Maximum                  Maximum
 Securities to be registered     registered (1)         Offering price              Aggregate              Amount of
                                                    per ordinary share (2)     Offering price (2)      registration fee
------------------------------ ------------------ -------------------------- ---------------------- ----------------------
Class A Voting Common Stock,
$0.01 par value per share          22,703,376                (2)                $390,089,690.60           $136,250.31

============================== ================== ========================== ====================== ======================

(1) The number of shares of Class A Voting Common Stock, par value $.01 per share ("Class A Voting Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the grant of shares or exercise of options which have been granted and/or may hereafter be granted under the TeleCorp PCS, Inc.1999 Stock Option Plan, as amended (the "TeleCorp 1999 Option Plan"), TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended (the "TeleCorp Restricted Stock Plan", and together with the TeleCorp 1999 Option Plan, the "TeleCorp Plans"), Amended and Restated Tritel, Inc. 1999 Stock Option Plan (the "Tritel Employee Plan") and Amended and Restated Tritel, Inc. 1999 Non-employee Director Stock Option Plan (the "Tritel Director Plan" and together with the Tritel Employee Plan, the "Tritel Plans") and TeleCorp PCS, Inc. 2000 Employee, Director and Consultant Stock Option Plan (the "TeleCorp 2000 Option Plan" and, together with the TeleCorp Plans and the Tritel Plans, the "Option Plans") as follows: 2,813,457 shares under the TeleCorp 1999 Option Plan, 400,266 shares under the TeleCorp Restricted Plan, 4,413,653 shares under the Tritel Employee Plan, 76,000 shares under the Tritel Director Plan and 15,000,000 shares under the TeleCorp 2000 Option Plan. The maximum number of shares which may be sold upon exercise of options granted under the Option Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of such Option Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h). The registration fee was calculated as follows:

     (a) For Class A Voting Common Stock to be purchased upon the exercise of outstanding options granted under each of the Option Plans, the fee is calculated based on the average price at which the options may be exercised as follows:

     (i) in the case of the 2,513,457 shares of Class A Voting Common Stock which may be purchased upon exercise of outstanding options granted under the TeleCorp 1999 Option Plan, a proposed maximum offering price per share of $24.30;

     (ii) in the case of 3,732,648 shares of Class A Voting Common Stock which may be purchased upon exercised of outstanding options granted under the Tritel Employee Plan, a proposed maximum offering price per share of $26.64;

     (iii) in the case of 34,200 shares of Class A Voting Common Stock which may be purchased upon the exercise of outstanding options granted under the Tritel Director Plan, a proposed maximum offering price per share of $18.00.

     (b) For shares of Class A Voting Common Stock for which options or restricted stock have not been granted, the price of which is therefore unknown, the fee is calculated on the basis of the average high and low sales price per share of TeleCorp PCS, Inc. ("TeleCorp") Class A Voting Common Stock (or, with respect to Tritel Plans, Tritel, Inc. Class A Voting Common Stock) on the Nasdaq Stock Market as of November 7, 2000, a date within five business days prior to the filing of this Registration Statement, as follows:

     (i) in the case of 15,000,000 shares of Class A Voting Common Stock for which options have not been granted under the TeleCorp 2000 Option Plan, 300,000 shares of Class A Voting Common Stock for which options have not been granted under the TeleCorp 1999 Option Plan, and 400,266 shares of Class A Voting Common Stock of restricted stock which have not been granted under the TeleCorp Restricted Stock Plan, a proposed maximum offering price per share of $21.844;

     (ii) in the case of 681,005 shares of Class A Voting Common Stock for which options have not been granted under the Tritel Employee Plan and 41,800 shares of Class A Common Stock for which options have not been granted under the Tritel Directors Plan, a proposed maximum offering price per share of $16.625.

                                EXPLANATORY NOTE
                                ----------------

      In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Class A Voting Common Stock pursuant to the Stock Plans (defined below).

      TeleCorp-Tritel Holding Company (the "Registrant") hereby files this Registration Statement on Form S-8 relating to its Class A Voting Common Stock, $.01 par value per share, issuable upon the grant of shares of Class A Voting Common Stock or exercise of options granted or to be granted under the TeleCorp PCS, Inc. 2000 Employee, Director and Consultant Stock Plan, TeleCorp PCS, Inc.1999 Stock Option Plan, as amended, TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended, Amended and Restated Tritel, Inc. 1999 Stock Option Plan and Amended and Restated Tritel, Inc. 1999 Non-employee Director Stock Option Plan (collectively, the "Stock Plans").

     Pursuant to the Agreement and Plan of Reorganization and Contribution, dated as of February 28, 2000, as amended, among the Registrant, TeleCorp PCS, Inc. ("TeleCorp"), Tritel, Inc.("Tritel"), AT&T Wireless Services, Inc., TTHC First Merger Sub, Inc., a wholly owned subsidiary of the Registrant and TTHC Second Merger Sub, Inc., a wholly owned subsidiary of the Registrant, TTHC First Merger Sub will be merged into TeleCorp and TTHC Second Merger Sub will be merged into Tritel. TeleCorp and Tritel will be the surviving entities. As a result, each of TeleCorp and Tritel will become a wholly owned subsidiary of the Registrant. In addition, upon consummation of the merger, (i) each option to purchase TeleCorp Class A Voting Common Stock outstanding immediately prior to the effective time of the merger will become an option to acquire a number of shares of the Registrant's Class A Voting Common Stock equal to the product of 1 multiplied by the number of shares of TeleCorp Class A Voting Common Stock that would have been obtained before the merger upon exercise of such option and (ii) each option to purchase Tritel Class A Voting Common Stock outstanding immediately prior to the effective time of the merger will become an option to acquire a number of shares of the Registrant's Class A Voting Common Stock equal to the product of .76 multiplied by the number of shares of Tritel Class A Voting Common Stock that would have been obtained before the merger upon exercise of such option. Upon exercise of the options, holders will be entitled to receive Class A Voting Common Stock of the Registrant.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference.
------------------------------------------------

    The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference herein and shall be deemed to be a part hereof:

    (i) The Joint Proxy Statement/Prospectus (the "Joint Proxy
    Statement/Prospectus"), as filed with the Commission as part of the Registration Statement on Form S-4 initially filed with the SEC on May 12, 2000 (SEC File No. 333-36954), as amended.

    (ii) The Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2000 (SEC File No. 000-27901) filed with the SEC on August 11, 2000.

    (iii) Description of Class A Voting Common Stock of the Registrant included in the Registration Statement on Form S-4 (SEC File No. 333-36954), including any amendment or report filed for the purpose of updating such description.

    (iv) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.
-----------------------------------

Not applicable.


Item 5.   Interests of Named Experts and Counsel.
------------------------------------------------

      The validity of the issuance of the Class A Voting Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and attorneys of that firm working on this matter own an aggregate of approximately 2,500 shares of Class A Voting Common Stock of the Registrant.

Item 6.   Indemnification of Directors and Officers.
---------------------------------------------------

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors and executive officers for monetary damages for breach of fiduciary duty as a director or executive officer, except: (1) for any breach of the director's or executive officer's duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for unlawful dividends and stock purchases under the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

     In addition, Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgements, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The Registrant's bylaws provide that: (1) it must indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions; (2) it may indemnify its other employees and agents to the same extent that it indemnifies its officers and directors, unless otherwise required by law, its amended and restated certificate of incorporation, its bylaws or agreements; and (3) it must advance expenses, as incurred, to its directors and executive officers in connection with any legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

      The Registrant has also obtained directors' and officers' insurance providing indemnification for its directors, officers and key employees for various liabilities.

     In addition, under that certain Agreement and Plan of Reorganization and Contribution among the Registrant, TeleCorp PCS, Inc., Tritel, Inc. and AT&T Wireless Services, Inc., as amended, dated as of February 28, 2000 provides that, upon the effective time of the merger, the Registrant will indemnify and hold harmless all past and present directors, officers and employees of TeleCorp and its subsidiaries, in their capacities as directors or officers of TeleCorp, for a period of six years after the effective time of the merger to the same extent they were indemnified prior to the effective time, pursuant to TeleCorp's fifth amended and restated certificate of incorporation, second amended and restated by-laws and indemnification agreements with any directors and officers of TeleCorp and its subsidiaries; and to the fullest extent permitted by law, in each case for acts or omissions occurring prior to the completion of the merger. For a period of six years after the effective time of the merger, TeleCorp's certificate of incorporation and by-laws may not be amended in any manner which would adversely affect the rights of the directors, officers, employees or agents, unless required by applicable law. The merger agreement also provides that, upon the effective time of the merger, the Registrant will cause to be maintained, for a period of six years after the effective time of the merger, the current policies of directors' and officers' liability insurance maintained by TeleCorp, or policies on terms at least comparable to those in effect on February 28, 2000, although the Registrant will not be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by TeleCorp for directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.
--------------------------------------------

Not applicable.

Item 8.  Exhibits.
-----------------

      3.1 Amended and Restated Certificate of Incorporation of TeleCorp-Tritel Holding Company

      3.2 Amended and Restated By-laws of TeleCorp-Tritel Holding Company (to be renamed TeleCorp PCS, Inc. upon the close of the merger)

      5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered

      10.1  TeleCorp PCS, Inc. 2000 Employee, Director and Consultant Stock Plan

      10.2  TeleCorp PCS, Inc. 1999 Stock Option Plan, as amended

      10.3  Amended and Restated Tritel, Inc. 1999 Stock Option Plan

      10.4 Amended and Restated Tritel, Inc. 1999 Stock Option Plan for Non-Employee Directors

      10.5  TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended

      23.1  Consent of PricewaterhouseCoopers LLP

      23.2  Consent of KPMG LLP

      23.3 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

Item 9.  Undertakings.
---------------------

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on November 13, 2000.


                                    TELECORP-TRITEL HOLDING COMPANY


                                    By: /s/ Gerald T. Vento
                                        --------------------------
                                        Name:   Gerald T. Vento
                                        Title:  President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below as of November 13, 2000 by the following persons in the capacities indicated.



Signature                           Title


/s/ Gerald T. Vento
---------------------------         President
Gerald T. Vento



/s/ Thomas H. Sullivan               Vice President, Treasurer
---------------------------          (chief financial officer),
Thomas H. Sullivan                   Secretary, and Director

                                  EXHIBIT INDEX


3.1 Amended and Restated Certificate of Incorporation of TeleCorp-Tritel Holding Company

3.2 Amended and Restated By-laws of TeleCorp-Tritel Holding Company (to be renamed TeleCorp PCS, Inc. upon the close of the merger)

5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered

10.1  TeleCorp PCS, Inc. 2000 Employee, Director and Consultant Stock Plan

10.2  TeleCorp PCS, Inc. 1999 Stock Option Plan, as amended

10.3  Amended and Restated Tritel, Inc. 1999 Stock Option Plan

10.4 Amended and Restated Tritel, Inc. 1999 Stock Option Plan for Non-Employee Directors

10.5  TeleCorp PCS, Inc. 1998 Restricted Stock Plan, as amended

23.1  Consent of PricewaterhouseCoopers LLP

23.2  Consent of KPMG LLP

23.3 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)